NON-QUALIFIED STOCK OPTION NOTICE

Thomas Weisel Partners Group, Inc.

August 6, 2009

Lionel F. Conacher 80 Rowanwood Avenue Toronto, Canada M4W1Y9

Re:	Thomas Weisel Partners Group, Inc. Grant of Non-Qualified Stock Option

Dear Mr. Conacher:

Thomas Weisel Partners Group, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s Third Amended and Restated Equity Incentive Plan (the “Plan”), the Company’s Compensation Committee has granted to you an option (the “Option”) to acquire shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as set forth below (the “Option Shares”), subject to the terms and conditions set forth herein and in the Plan:

Number of Option Shares	175,000
Date of Grant	August 5, 2009
Exercise Price per Option Share	$4.00
Vesting Date of Option Shares	February 7, 2011
Expiration Date of All Option Shares	August 5, 2014

The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986.

The Option is intended to conform in all respects with and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference).  Certain capitalized terms used herein are defined in the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons.

By accepting this Option, you acknowledge receipt of a copy of the Plan, and agree to be bound by the terms and conditions set forth in this Notice and the Plan, as in effect form time to time.

By accepting this Option, you further acknowledge that the federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Common Stock, including, without limitation, sales of Option Shares. You agree to comply with such federal securities law requirements and Company policies, as such laws and policies are amended form time to time.

1. Option.

(a) Term.  Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to you an Option to purchase the Option Shares at the exercise price per Option Share set forth above in the introductory paragraph of this letter (the “Exercise Price”), payable upon exercise as set forth in paragraph 1(b) below.  The Option shall expire at 5:00 P.M., Pacific Time, on the date set forth above in the introductory paragraph of this letter (the “Expiration Date”), which is the 5th anniversary of the date of grant set forth above in the introductory paragraph of this letter, subject to earlier expiration as provided in paragraph 2(c) below should you cease to be an employee, officer or director of the Company.

(b) Payment of Option Price.  Subject to paragraph 2 below, the Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the Exercise Price and (ii) the number of Option Shares to be acquired.  Payment of the Option Price shall be made by one or more of the following means:

(i) in cash (including check, bank draft, money order or wire transfer of immediately available funds);

(ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the Option Price;

(iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Option Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board; or

(iv) by any combination of the foregoing.

2. Exercisability/Vesting and Expiration.

(a) Normal Vesting.  The Option granted hereunder may be exercised only to the extent it has become vested.  One-hundred percent (100%) of the Option shall vest on the Vesting Date as set forth in the introductory paragraph of this letter, subject to the provisions of paragraph 2(c) below.

(b) Normal Expiration.  In no event shall any part of the Option be exercisable after the Expiration Date.

(c) Effect on Vesting and Expiration of Employment Termination.  Subject to the terms of your employment agreement and notwithstanding paragraphs 2(a) and (b) above, the vesting and expiration provisions set forth in Section 11 of the Plan shall apply if your employment or service with the Company terminates.

3. Procedure for Exercise.

(a) You may exercise all or any portion of the Option, to the extent it has vested and is outstanding, at any time permitted under the Plan and the Company’s policies and from time to time prior to the Expiration Date as may be approved by the Chief Compliance Officer of the Company, together with payment of the Option Price in accordance with the provisions of paragraph 1(b) above. The Option may not be exercised for a fraction of an Option Share.

(b) If the shares of Common Stock issued upon the exercise of the Option are covered by an effective registration statement under the Securities Act of 1933, as amended, the Option may be exercised by a broker-dealer acting on your behalf if (i) the broker-dealer has received from you or the Company a fully- and duly-endorsed agreement evidencing the Option, (ii) you have delivered signed instructions to the broker-dealer and the Company directing the Company to deliver the shares of Common Stock to be issued upon exercise of the Option to the broker-dealer on your behalf and specifying the account into which such shares should be deposited, (iii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, (iv) the broker-dealer delivers to the Company the aggregate payment of the Option Price in accordance with the provisions of paragraph 1(b) above, and (v) you and the broker-dealer have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

4. Withholding of Taxes.  In accordance with Section 15(a) of the Plan, the Committee may in its sole discretion withhold from the payment to you hereunder a sufficient amount (in cash or Shares) to provide for the payment of any taxes required to be withheld by federal, state or local law with respect to income resulting from such payment. You have been advised to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Notice. You are relying solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Notice.

5. Amendment or Substitution of Option.  The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate the Option granted under this Notice in any manner that it deems appropriate, including but not limited to, acceleration of the date of exercise of the Option and/or payments thereunder (but only to the extent permitted by regulations issued under Section 409A(a)(3) of the Code); provided that, except as otherwise provided herein or in the Plan, no such amendment shall adversely affect in a material manner any of your rights under the Option without your written consent.

6. Notices.   Notices hereunder and under the Plan, if to the Company, shall be delivered to the Plan administrator (as so designated by the Company) or mailed to the Company’s principal office, Attention: Plan administrator, or, if to you, shall be delivered to you or mailed to your address as the same appears on the records of the Company.

7.           Governing Law.  This Notice shall be governed by the laws of the State of New York without giving effect to its choice of law provisions.

Very truly yours, THOMAS WEISEL PARTNERS GROUP, INC.
By:	/s/ Mark P. Fisher
	Name:	Mark P. Fisher
	Title:	General Counsel